Exhibit 99.1

PRESS RELEASE

First Community Bancorp

(NASDAQ: FCBP)

Contact:	Matthew P.Wagner President and Chief Executive Officer 120 Wilshire Boulevard Santa Monica, CA 90401	Victor R. Santoro Executive Vice President and Chief Financial Officer 120 Wilshire Boulevard Santa Monica, CA 90401
Phone:	310-458-1521 x 271	310-458-1521 x 288
Fax:	310-451-4555	310-451-4555

FOR IMMEDIATE RELEASE

OCTOBER 21, 2004

FIRST COMMUNITY BANCORP ANNOUNCES RECORD EARNINGS FOR THE
THIRD QUARTER OF 2004

— Net Earnings and EPS Grow 9% from the Second Quarter on $105.6 Million of Organic Loan Growth —

— Net Interest Margin Reaches 5.65% and Deposit Cost Declines to 0.31% —

— Board Declares Dividend of $0.22 per Common Share —

Rancho Santa Fe, California . . . First Community Bancorp (Nasdaq: FCBP) today announced third quarter 2004 net earnings of $9.6 million, or $0.60 per diluted share, compared to third quarter 2003 net earnings of $7.7 million or $0.49 per diluted share.  The third quarter of 2003 includes an after tax insurance settlement of $389,000, or $0.02 per diluted share; there was no such income in the 2004 period.  Third quarter 2004 net earnings of $9.6 million exceeded the previous record quarterly earnings of $8.8 million achieved in the second quarter of 2004.

Continuing organic loan growth fueled third quarter earnings.  Organic loan growth for the third quarter was $105.6 million compared to $100.7 million and $45.0 million in the second and first quarters of 2004.

Net earnings for the nine months ended September 30, 2004, were $25.9 million, or $1.62 per diluted share, compared to net earnings of $23.6 million, or $1.49 per diluted share, for the same period of 2003.  Net earnings for the nine months ended September 30, 2003, included the after tax effects of an insurance settlement and gains on sales of securities and other real estate owned totaling $1.6 million, or $0.10 per diluted share.  After tax gains on similar asset sales for the nine months ended September 30, 2004, were $17,000, and there was no comparable insurance settlement income.

Also today, the Board of Directors of First Community Bancorp declared a quarterly cash dividend of $0.22 per common share.  The cash dividend will be payable on November 30, 2004, to shareholders of record at the close of business on November 15, 2004.

The comparability of financial information is affected by our acquisitions.  Operating results include the operations of acquired entities from the dates of acquisition.  Verdugo Banking Company ($212 million in assets) was acquired in August 2003, First Community Financial Corporation, or FC Financial, ($80 million in assets) was acquired in March 2004, and Harbor National Bank ($173 million in assets) was acquired in April 2004.

HIGHLIGHTS FOR THE THIRD QUARTER OF 2004

•                  Organic loan growth was $105.6 million.

•                  Our net interest margin increased to 5.65%.

•                  Deposit cost reached an all-time low at 0.31%.

•                  Demand deposits totaled $962.4 million and represented 45% of total deposits at quarter end.

•                  Credit quality remains strong.  The ratio of nonaccrual loans to net loans was 0.32% at September 30, 2004, compared to 0.44% at June 30, 2004, and 0.45% at March 31, 2004.

Matt Wagner, President and Chief Executive Officer, stated, “The third quarter was great in terms of our core business, with solid loan growth, demand deposits averaging 45% of our total deposits, and the level of our credit quality remaining high.  Competition for loans and deposits continues to be strong, but we are focused on building relationships and delivering high quality service that permits us to maintain our margins.  We have continued to price loans in a manner we feel will position us properly for a rising interest rate environment, while limiting the potential of increased risk in credit quality through careful underwriting.”

Vic Santoro, Executive Vice President and Chief Financial Officer, also commented, “For the quarter and nine months ended September 30, 2004, our consistent organic loan growth and efforts to control expenses resulted in improved ROA and ROE for these periods, in addition to record quarterly earnings.  Cumulative organic loan growth of $251.3 million from the beginning of this year was the key driver to third quarter net income.  We were also successful in improving our efficiency ratio in the third quarter through continued cost control efforts.  We’re challenging our people to continue to grow the loan portfolio and maintain credit quality, to augment our deposit base, to enhance noninterest income revenue streams, and to strive for greater operating efficiencies.”

THIRD QUARTER RESULTS

Dollars in millions, except per share data	Third Quarter 2004	Second Quarter 2004	% Change	Third Quarter 2003	% Change

Diluted Earnings per Share	$0.60	$0.55	9.1	$0.49	22.4
Net Earnings	$9.6	$8.8	9.1	$7.7	24.7
Return on Average Assets (“ROA”)	1.37%	1.32%	3.8	1.33%	3.0
Return on Average Equity (“ROE”)	10.8%	10.3%	4.9	9.4%	14.9
Efficiency Ratio	55.9%	57.4%	(2.6)	56.8%	(1.6)

The increases in net earnings, ROA, and ROE for the third quarter of 2004 compared to the second quarter of 2004 were due to our continuing organic loan growth.  The increases in net earnings, ROA, and ROE for the third quarter of 2004 compared to the third quarter of 2003 were due to both our organic loan growth and the Verdugo Banking Company, FC Financial and Harbor National Bank acquisitions.

YEAR TO DATE RESULTS

Dollars in millions, except per share data	Nine Months Ended September 30,
	2004	2003	% Change

Diluted Earnings per Share	$1.62	$1.49	8.7
Net Earnings	$25.9	$23.6	9.7
ROA	1.31%	1.42%	(7.7)
ROE	10.0%	9.8%	2.0
Efficiency Ratio	57.3%	55.2%	3.8

Comparisons of net earnings, ROA and ROE for the nine months ended September 30, 2004, and 2003 are affected by securities gains and an insurance settlement.  Net earnings for the first nine months of 2003 included after tax securities gains and an insurance settlement totaling $1.4 million, or $0.09 per diluted share.  After tax securities gains included in net earnings for the first nine months of 2004 totaled $17,000; there was no comparable insurance settlement income.

BALANCE SHEET GROWTH

Total assets increased 15% from year end 2003 to $2.8 billion at September 30, 2004, with gross loans totaling $2.1 billion.  Third quarter 2004 organic loan growth was $105.6 million.  Organic loan growth since year end 2003 totaled $251.3 million.  Deposits increased $184.2 million, or 9%, from year end 2003 to $2.1 billion at September 30, 2004, with noninterest-bearing deposit balances totaling $962.4 million, or 45% of total deposits.  The Harbor National Bank acquisition added $156.8 million in deposits.

While in the process of filing our 2003 Federal income tax return during the third quarter of 2004, we were able to confirm the amounts relating to income tax assets and liabilities and certain acquired net operating loss carryforwards.  As a result of this process, income tax assets and liabilities were increased, and goodwill was reduced, by $9.5 million.  We expect to complete and file final income tax returns for certain acquired entities during the next two quarters.  Completion and filing of these tax returns may result in further adjustments to goodwill.

We have increased our short-term borrowings by $91.8 million since year-end 2003 to meet loan demand.  Included in this increase is $55.0 million borrowed from the Federal Home Loan Bank of San Francisco in June and due in December at a fixed rate of 1.59% per annum.  The weighted-average cost of short-term borrowings was 1.91% at September 30, 2004.

In early February 2004, we issued $60.0 million in trust preferred securities used to fund the FC Financial and Harbor National Bank acquisitions, thereby adding $61.9 million in subordinated debentures.  The weighted-average cost of our outstanding subordinated debentures at September 30, 2004, was 5.22%.  Following the acquisition of FC Financial, we repaid $60.7 million of FC Financial debt from the proceeds of sales of investment securities.

NET INTEREST INCOME CONTINUES TO EXPAND

Net interest income increased 33% to $33.3 million for the third quarter of 2004, compared to $25.0 million for the same period of 2003.  The year-over-year increase was driven by increased interest income from organic loan growth and acquisitions.  Interest income increased by $9.0 million, or 32%, while interest expense increased by $757,000, or 26%, for the third quarter of 2004 when compared to the same period of 2003.  Interest expense on deposits decreased by $430,000, or 20%, for the third quarter of 2004 when compared to the same period of 2003.  Interest expense on borrowings increased $1.2 million for the third quarter of 2004 when compared to the same period of 2003, due to increases in average borrowings, including subordinated debentures, used to fund loan growth and acquisitions, and the recent increases in market interest rates.

Net interest income increased $17.0 million, or 23%, for the nine months ended September 30, 2004, when compared to the same period of 2003.  This growth was the result of the $350.1 million increase in average earning assets for the first nine months of 2004, when compared to the same period of 2003.  The yield on average earning assets increased to 6.11% for the nine months ended September 30, 2004, from 6.00% for the same period of 2003 due mainly to a change in the mix of earning assets.  Average loans represented 83% of average earning assets for 2004 compared to 79% for 2003.  The cost of our interest-bearing liabilities declined to 1.02% for the nine months ended September 30, 2004, from 1.11% for the same period of 2003.

Net interest income increased by $1.9 million over the second quarter of 2004 to $33.3 million for the third quarter of 2004 with interest income being $2.2 million higher in the third quarter of 2004 compared to the previous quarter.  These increases were driven by loan growth.  Interest expense increased $241,000 for the third quarter of 2004 compared to the previous quarter due mostly to higher average borrowings outstanding during the third quarter.

NET INTEREST MARGIN CONTINUES TO INCREASE

The Company’s net interest margin for the third quarter of 2004 was 5.65%, an increase of 53 basis points when compared to the same period of 2003 and an increase of 4 basis points when compared to the second quarter of 2004.  Yields on average earning assets were 6.28% and 5.72% for the third quarters of 2004 and 2003, respectively, and 6.22% for the second quarter of 2004.  The increase in the yield on average earning assets and the increase in the net interest margin for the third quarter of 2004 when compared to the same period of 2003 are attributable to a combination of organic loan growth and the loans from acquisitions.  The increase in the net interest margin in the third quarter of 2004 over the second quarter of 2004 is due to higher loan balances offset by higher balances of borrowed funds.  The average cost of deposits was 0.31% for the third quarter of 2004 compared to 0.45% and 0.34% for the third quarter of 2003 and the second quarter of 2004.  The overall cost of interest-bearing liabilities increased to 1.04% for the third quarter of 2004 compared to 0.97% for the same period of 2003 and increased from 1.01% for the second quarter of 2004.  These increases are attributable to the increased balances for borrowed funds used to fund loan growth and acquisitions.

NONINTEREST INCOME IS FLAT TO SECOND QUARTER AND DOWN FROM PRIOR YEAR

Noninterest income for the third quarter of 2004 totaled $4.1 million compared to $4.1 million for the second quarter of 2004 and $4.9 million for the third quarter of 2003.  Noninterest income for the first nine months of 2004 totaled $12.2 million compared to $15.1 million for the same period in 2003.  The third quarter of 2003 included an insurance settlement on a legal matter of $650,000; there was no such income in the 2004 period.  The first nine months of 2003 included gains on sales of securities and other real estate owned and the insurance settlement totaling $2.7 million; the comparable 2004 period included only $30,000 of gains on sale of securities.  Commissions and fees income has declined due mainly to the elimination of First National Bank’s escrow department in the fourth quarter of 2003 and the elimination of both the fee income and the expenses related to this business.  The year-over-year decrease in service charges is due in large part to increased earnings credits tied to market interest rates and moving certain qualified customers to a more favorable pricing schedule.

NONINTEREST EXPENSE CONSISTENT WITH BALANCE SHEET GROWTH

Noninterest expense for the third quarter of 2004 totaled $20.9 million compared to $20.3 million for the second quarter of 2004 and $17.0 million for the third quarter of 2003.  The increases in noninterest expense from the third quarter of 2003 are largely associated with the three acquisitions consummated since June 30, 2003.  The increase in noninterest expense for the third quarter of 2004 when compared to the second quarter is primarily due to increased compensation and professional fees.  The increase in salaries and employee benefits expense, or compensation, for the first nine months of 2004 compared to the same period in 2003 is largely the result of an increased number of employees due to acquisitions and expanded business activity, in addition to the amortization of restricted and performance stock awarded after June 30, 2003.  Professional fees increased due to expenditures for compliance with Sarbanes-Oxley and legal fees related to litigation.  Intangible asset amortization increased during all periods because of the core deposit and customer relationship intangibles added by the Verdugo, FC Financial, and Harbor acquisitions.

Noninterest expense includes the following noncash items:

	Third Quarter 2004	Third Quarter 2003	Nine Months Ended September 30, 2004	Nine Months Ended September 30, 2003
Intangible asset amortization	$899,000	$632,000	$2,416,000	$1,807,000
Stock compensation	2,494,000	446,000	4,409,000	446,000
Total	$3,393,000	$1,078,000	$6,825,000	$2,253,000

CREDIT QUALITY REMAINS STRONG

The ratio of nonaccrual loans to loans, net of deferred fees and costs declined to 0.32% at September 30, 2004, from 0.44% at June 30, 2004, 0.46% at December 31, 2003, and 0.61% at September 30, 2003.  Nonaccrual loans were $6.7 million at September 30, 2004, $8.6 million at June 30, 2004, and $7.4 million at December 31, 2003.  Nonaccrual loans were $9.5 million at September 30, 2003.

Annualized net charge-offs as a percentage of average loans were 0.12% for the first nine months of 2004 compared to 0.13% for the same period of 2003.  The allowance for loan losses totaled $29.4 million at September 30, 2004, or 1.43% of loans, net of deferred fees and costs.  During the third quarter of 2004, the allowance declined by $1.0 million as net charge-offs for the quarter totaled $1.3 million offset by a provision of $265,000.  Of the $1.6 million in gross charge-offs during the third quarter of 2004, approximately $1.3 million related to one commercial credit; such charge-off was absorbed substantially by a portion of the allowance previously allocated specifically to this loan.  The provision was made in consideration of loan growth and the risk inherent in the portfolio.

REGULATORY CAPITAL MEASURES ARE ABOVE THE WELL-CAPITALIZED MINIMUMS

First Community and its wholly-owned banking subsidiaries, Pacific Western National Bank and First National Bank, each remained well capitalized at September 30, 2004.  Regulatory capital ratios for the Banks and the consolidated company are as follows:

	Pacific Western	First National	Consolidated Company
Tier 1 leverage capital ratio	8.84%	9.64%	9.08%
Tier 1 risk-based capital ratio	9.49%	10.01%	9.57%
Total risked-based capital ratio	10.53%	11.26%	10.79%

We have issued and have outstanding trust preferred securities totaling $118.0 million, which is treated as regulatory capital for purposes of determining the Company’s Tier I capital ratios.  The Board of Governors of the Federal Reserve System, which is the Company’s banking regulator, has proposed to modify its rule on the amount of trust preferred securities that may be included in regulatory capital.  As the final ruling has not been issued, it is not possible to estimate the effect, if any, such final rule would have on the Company’s Tier I regulatory capital.

ABOUT FIRST COMMUNITY BANCORP

First Community Bancorp is a bank holding company with $2.8 billion in assets as of September 30, 2004, with two wholly-owned banking subsidiaries, Pacific Western National Bank and First National Bank.  Through the Banks’ 35 full-service community banking branches, First Community provides commercial banking services, including real estate, construction and commercial loans, to small and medium-sized businesses.  Pacific Western has 22 branches throughout Los Angeles, Orange, Riverside and San Bernardino Counties, and First National Bank has 13 branches across San Diego County.  Through its subsidiary FC Financial, First National Bank provides working capital financing to growing companies located throughout the Southwest, primarily in the states of Arizona, California and Texas.  Additional information regarding First Community Bancorp is available on the Internet at www.firstcommunitybancorp.com.  Information regarding Pacific Western National Bank and First National Bank is also available on the Internet at www.pacificwesternbank.com and www.banksandiego.com, respectively.

FORWARD-LOOKING STATEMENTS

This press release contains certain forward-looking information about First Community that is intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are forward-looking statements. Such statements involve inherent risks and uncertainties, many of which are difficult to predict and are generally beyond the control of First Community. First Community cautions readers that a number of important factors could cause actual results to differ materially from those expressed in, implied or projected by, such forward-looking statements. Risks and uncertainties include, but are not limited to: the possibility that personnel changes will not proceed as planned; planned acquisitions and relative cost savings cannot be realized or realized within the expected time frame; costs and uncertainties related to the outcome of pending litigation;  revenues are lower than expected; competitive pressure among depository institutions increases significantly; the integration of acquired businesses costs more, takes longer or is less successful than expected; the cost of additional capital is more than expected; a change in the interest rate environment reduces interest margins; general economic conditions, either nationally or in the market areas in which First Community operates, are less favorable than expected; legislative or regulatory requirements or changes that adversely affect First Community’s business or regulatory capital requirements, or that alter the regulatory capital treatment of the Company’s trust preferred securities; changes in the securities markets and other risks that are described in First Community’s public filings with the U.S. Securities and Exchange Commission (the “SEC”). If any of these risks or uncertainties materializes or if any of the assumptions underlying such forward-looking statements proves to be incorrect, First Community’s results could differ materially from those expressed in, implied or projected by such forward-looking statements. First Community assumes no obligation to update such forward-looking statements.

For a more complete discussion of risks and uncertainties, investors and security holders are urged to read First Community Bancorp’s annual report on Form 10-K and quarterly reports on Form 10-Q filed by the Company with the Securities and Exchange Commission.  The documents filed by First Community with the Commission may be obtained at First Community Bancorp’s website at www.firstcommunitybancorp.com or at the Commission’s website at www.sec.gov.  These documents may also be obtained free of charge from First Community by directing a request to: First Community Bancorp c/o Pacific Western Bank, 275 North Brea Boulevard, Brea, CA 92821.  Attention: Investor Relations. Telephone 714-671-6800.

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30, 2004	December 31, 2003
	(Dollars in thousands, except per share data)
Assets:
Cash and due from banks	$91,061	$101,968
Federal funds sold	16,200	2,600
Total cash and cash equivalents	107,261	104,568

Interest-bearing deposits in financial institutions	1,307	311

Federal Reserve Bank and Federal Home Loan Bank stock, at cost	21,800	14,662
Securities available-for-sale	264,237	417,656
Total securities	286,037	432,318

Gross loans	2,062,637	1,600,606
Deferred fees and costs	(6,936)	(4,769)
Loans, net of deferred fees and costs	2,055,701	1,595,837
Allowance for loan losses	(29,350)	(25,752)
Net loans	2,026,351	1,570,085
Premises and equipment, net	14,637	14,004
Intangible assets	259,765	221,956
Cash surrender value of life insurance	51,839	50,287
Other assets	46,163	28,798
Total Assets	$2,793,360	$2,422,327

Liabilities and Shareholders’ Equity:
Liabilities:
Noninterest-bearing deposits	$962,387	$814,365
Interest-bearing deposits	1,171,509	1,135,304
Total deposits	2,133,896	1,949,669

Accrued interest payable and other liabilities	31,272	21,597
Short-term borrowings	145,500	53,700
Subordinated debentures	121,654	59,798
Total Liabilities	2,432,322	2,084,764

Shareholders’ Equity:
Common stock	315,369	308,336
Retained earnings	60,893	44,706
Unearned equity compensation	(13,739)	(13,811)
Accumulated other comprehensive income:
Unrealized loss on securities available-for-sale, net	(1,485)	(1,668)
Total Shareholders’ Equity	361,038	337,563
Total Liabilities and Shareholders’ Equity	$2,793,360	$2,422,327

Shares outstanding (includes 567,646 shares at September 30, 2004, and 460,000 shares at December 31, 2003, underlying restricted stock awards)	16,130,772	15,893,141
Book value per share	$22.38	$21.24

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

	Quarter Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
	(In thousands, except per share data)
Interest income:
Interest and fees on loans	$34,755	$25,179	$93,336	$76,146
Interest on interest-bearing deposits in financial institutions	12	2	29	11
Interest on investment securities	2,045	2,510	7,529	6,873
Interest on federal funds sold	139	299	280	577
Total interest income	36,951	27,990	101,174	83,607
Interest expense:
Interest expense on deposits	1,728	2,158	5,311	7,558
Interest expense on short-term borrowings	338	54	551	87
Interest expense on subordinated debentures	1,635	732	4,387	2,038
Total interest expense	3,701	2,944	10,249	9,683
Net interest income	33,250	25,046	90,925	73,924
Provision for loan losses	265	—	465	300
Net interest income after provision for loan losses	32,985	25,046	90,460	73,624
Noninterest income:
Service charges and fees on deposit accounts	2,036	2,219	6,461	6,632
Other commissions and fees	948	1,011	2,788	2,713
Gain on sale of loans	233	135	539	721
Gain on sale of securities	—	—	30	1,756
Gain on sale of other real estate owned	—	—	—	340
Increase in cash surrender value of life insurance	458	523	1,454	1,345
Other income	404	1,009	963	1,570
Total noninterest income	4,079	4,897	12,235	15,077
Noninterest expense:
Salaries and employee benefits	11,721	8,082	32,462	24,141
Occupancy	2,664	2,567	7,829	7,004
Furniture and equipment	732	817	2,219	2,404
Data processing	1,041	1,168	3,212	3,665
Other professional services	1,070	723	2,534	1,822
Business development	385	316	951	737
Communications	492	613	1,517	1,672
Insurance and assessments	428	410	1,221	1,137
Cost of real estate owned	—	—	—	168
Intangible asset amortization	899	632	2,416	1,807
Other	1,453	1,692	4,731	4,532
Total noninterest expense	20,885	17,020	59,092	49,089
Earnings before income taxes	16,179	12,923	43,603	39,612
Income taxes	6,603	5,182	17,689	15,995
Net earnings	$9,576	$7,741	$25,914	$23,617
Per share information:
Number of shares (weighted average)
Basic	15,538.6	15,401.9	15,493.5	15,367.6
Diluted	16,044.9	15,897.1	15,987.1	15,819.5
Net earnings per share
Basic	$0.62	$0.50	$1.67	$1.54
Diluted	$0.60	$0.49	$1.62	$1.49

UNAUDITED AVERAGE BALANCE SHEETS

	Quarter Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
		(Dollars in thousands)
Average Assets:
Loans, net of deferred fees and costs	$2,001,796	$1,471,050	$1,837,919	$1,469,124
Investment securities	294,378	348,914	339,455	320,019
Federal funds sold	42,706	121,559	34,012	72,439
Interest-bearing deposits in financial institutions	2,122	616	1,772	1,432
Average earning assets	2,341,002	1,942,139	2,213,158	1,863,014
Other assets	448,674	365,392	434,013	357,802
Average total assets	$2,789,676	$2,307,531	$2,647,171	$2,220,816

Average Liabilities and Shareholders’ Equity:
Average Liabilities:
Noninterest-bearing deposits	$980,282	$748,837	$915,270	$704,189
Interest-bearing deposits	1,218,944	1,148,946	1,193,632	1,118,866
Average deposits	2,199,226	1,897,783	2,108,902	1,823,055
Other interest-bearing liabilities	194,812	55,496	153,640	46,458
Other liabilities	42,463	26,486	38,334	28,021
Average liabilities	2,436,501	1,979,765	2,300,876	1,897,534
Average equity	353,175	327,766	346,295	323,282
Average liabilities and shareholders’ equity	$2,789,676	$2,307,531	$2,647,171	$2,220,816

Yield Analysis:
Average earning assets	$2,341,002	$1,942,139	$2,213,158	$1,863,014
Yield	6.28%	5.72%	6.11%	6.00%
Average interest-bearing deposits	$1,218,944	$1,148,946	$1,193,632	$1,118,866
Cost	0.56%	0.75%	0.59%	0.90%
Average deposits	$2,199,226	$1,897,783	$2,108,902	$1,823,055
Cost	0.31%	0.45%	0.34%	0.55%
Average interest-bearing liabilities	$1,413,756	$1,204,442	$1,347,272	$1,165,324
Cost	1.04%	0.97%	1.02%	1.11%

Interest spread	5.24%	4.75%	5.09%	4.89%
Net interest margin	5.65%	5.12%	5.49%	5.31%

Average interest sensitive liabilities	$2,394,038	$1,953,279	$2,262,542	$1,869,513
Cost	0.62%	0.60%	0.61%	0.69%

LOAN CONCENTRATION

	As of the Dates Indicated
	9/30/04	6/30/04	3/31/04	12/31/03	9/30/03
		(Dollars in thousands)
Loan Category:
Domestic:
Commercial	$571,271	$542,052	$494,394	$426,796	$411,648
Real estate–construction	436,232	429,652	358,212	347,321	343,235
Commercial real estate–mortgage	914,775	855,447	749,875	712,390	680,783
Consumer	44,325	41,087	31,503	31,383	34,030
Foreign:
Commercial	82,740	74,191	71,993	67,821	66,944
Other	13,294	14,355	15,553	14,895	14,082
Gross Loans	2,062,637	1,956,784	1,721,530	1,600,606	1,550,722
Less deferred fees and costs	(6,936)	(6,683)	(5,925)	(4,769)	(4,058)
Less allowance for loan losses	(29,350)	(30,349)	(28,058)	(25,752)	(25,768)
Total Loans	$2,026,351	$1,919,752	$1,687,547	$1,570,085	$1,520,896

CREDIT QUALITY MEASURES

	As of or For the Periods Ended
	9 Months 9/30/04	6 Months 6/30/04	3 Months 3/31/04	Year 12/31/03	9 Months 9/30/03
		(Dollars in thousands)

Loans past due 90 days or more and still accruing	$—	$—	$—	$—	$—
Nonaccrual loans and leases	6,674	8,559	7,678	7,411	9,509
Other real estate owned	—	—	—	—	—
Nonperforming assets	$6,674	$8,559	$7,678	$7,411	$9,509

Impaired loans, gross	$6,674	$8,559	$7,678	$7,411	$9,509
Allocated allowance for loan losses	(1,100)	(1,772)	(1,668)	(2,267)	(2,358)
Net investment in impaired loans	$5,574	$6,787	$6,010	$5,144	$7,151

Charged-off loans year-to-date	$(3,440)	$(1,794)	$(1,525)	$(4,476)	$(4,142)
Recoveries year-to-date	1,754	1,372	573	3,005	2,687
Net charge-offs	$(1,686)	$(422)	$(952)	$(1,471)	$(1,455)
Allowance for loan losses to loans, net of deferred fees and costs	1.43%	1.56%	1.64%	1.61%	1.67%
Allowance for loan losses to nonaccrual loans and leases	439.8%	354.6%	365.4%	347.5%	271.0%
Allowance for loan losses to nonperforming assets	439.8%	354.6%	365.4%	347.5%	271.0%
Nonperforming assets to loans and OREO	0.32%	0.44%	0.45%	0.46%	0.61%
Annualized net charge-offs to average loans	(0.12)%	(0.05)%	(0.24)%	(0.10)%	(0.13)%
Nonaccrual loans to loans, net of deferred fees and costs	0.32%	0.44%	0.45%	0.46%	0.61%

ALLOWANCE FOR LOAN LOSSES

	For the Periods Ended
	9 Months 9/30/04	6 Months 6/30/04	3 Months 3/31/04	Year 12/31/03	9 Months 9/30/03
		(Dollars in thousands)

Balance at beginning of period	$25,752	$25,752	$25,752	$24,294	$24,294
Loans charged-off:
Commercial	(2,788)	(1,218)	(1,013)	(3,331)	(3,226)
Real estate – construction	—	—	—	—	—
Real estate – mortgage	(37)	(30)	—	—	—
Consumer	(271)	(202)	(171)	(1,145)	(916)
Foreign	(344)	(344)	(341)	—	—
Total loans charged-off	(3,440)	(1,794)	(1,525)	(4,476)	(4,142)

Recoveries on loans charged-off:
Commercial	1,435	1,149	461	2,453	2,214
Real estate – construction	—	—	—	—	—
Real estate – mortgage	56	45	5	84	81
Consumer	229	163	92	468	392
Foreign	34	15	15	—	—
Total recoveries on loans charged-off	1,754	1,372	573	3,005	2,687
Net loans charged-off	(1,686)	(422)	(952)	(1,471)	(1,455)
Provision for loan losses	465	200	—	300	300
Additions due to acquisitions	4,819	4,819	3,258	2,629	2,629
Balance at end of period	$29,350	$30,349	$28,058	$25,752	$25,768